Exhibit 4.1

(Translation)

LIMITATION OF LIABILITY AGREEMENT

NOMURA HOLDINGS, INC. (hereinafter, the “Company”) and              (hereinafter, the “Outside Director”) hereby agree to enter into this agreement as provided for under Article 33 Paragraph 2 of the Articles of Incorporation of the Company (hereinafter, the “Agreement”) in accordance with that Article.

Article 1

On or after the execution of this Agreement, in the event that the Outside Director, in good faith and without gross negligence in performing his or her duties, incurs liability to compensate the Company under Article 423 Paragraph 1 of the Companies Act (hereinafter, the “Relevant Liability”), the Company shall limit the Outside Director’s Relevant Liability to the higher of 20 million yen or the sum of the following items:

(1)	the total amount of remuneration, bonus or other consideration received, or economic benefit accrued by, the Outside Director while in office as an outside director of the Company (hereinafter, “Shagai-torishimariyaku”) for the performance of his or her duties as a Shagai-torishimariyaku, in the fiscal year in which the facts causing the Relevant Liability arose; or in any prior fiscal year, whichever is the highest amount, multiplied by two (2); and

(2)	the total amount of retirement bonus or other economic benefit of a similar nature received by the Outside Director from the Company divided by: the number of years served by the Outside Director as a Shagai-torishimariyaku (hereinafter, “Years of Service”), or two (2) where the Years of Service is less than two (2) years.

(3)	the amount determined according to the following categories as set forth in items (a) and (b) below:

(a)	In the event that, following his or her appointment to office, the Outside Director exercises Company stock acquisition rights (excluding those which may have been received by the Outside Director from the Company as compensation for the execution of duty) if any (hereinafter, the “Relevant Stock Acquisition Rights”): the amount calculated by the multiplying the current price of the Relevant Stock Acquisition Rights per relevant share at the time of exercise thereof, less the total of the amount as provided for in Article 236 Paragraph 1, Item 2 of the Companies Act and the paid-in price as provided for in Article 238, Paragraph 1, Item 3 of the Companies Act, per share, which shall be issued upon exercise of the Relevant Stock Acquisition Rights (if the amount so calculated is zero or less, then zero), multiplied by the number of shares of the Company delivered to the Outside Director on exercise thereof; or

(b)	In the event that, following his or her appointment to office, the Outside Director transfers Relevant Stock Acquisition Rights: the amount calculated by multiplying the transfer price of Relevant Stock Acquisition Rights less the paid-in price as provided for in Article 238, Paragraph 1, Item 3 of the Companies Act, by the number of the Relevant Stock Acquisition Rights.

Article 2

The Company may request the Outside Director to provide any information necessary for determining whether or not a Relevant Liability exists and the amount up to which any such Relevant Liability may be limited.

Article 3

1.    In the event that a limitation of the Outside Director’s Relevant Liability is applied pursuant to Article 1 of this Agreement, the Outside Director shall not receive any amount of retirement bonus or other economic benefit of a similar nature from the Company, or exercise or transfer Company stock acquisition rights without approval at a meeting of the shareholders of the Company.

2.    In the event that an Outside Director possesses a certificate of stock acquisition rights representing Company stock acquisition rights where a limitation of the Outside Director’s Relevant Liability has been applied pursuant to Article 1 of this Agreement, the Outside Director shall be required to deposit such certificate of stock acquisition rights with the Company without delay and shall not be permitted to demand the return of the such certificate without approval at a meeting of the shareholders for such transfer.

Article 4

In the event that the Outside Director becomes an executive director, executive officer or manager or any other employee of the Company or any subsidiary of the Company, this Agreement shall be of no effect from such time onwards.

Article 5

Any matters not covered under this Agreement shall be resolved through mutual consultation between the Company and the Outside Director.

IN WITNESS WHEREOF, this Agreement shall be executed as of the date below by the parties hereto in duplicate, with each party retaining a counterpart hereof.

[Date]

NOMURA HOLDINGS, INC.

OUTSIDE DIRECTOR

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